Exhibit 10.17

Tivic Health Systems, Inc.

2017 EQUITY INCENTIVE PLAN

RESTRICTED STOCK PURCHASE AGREEMENT

This Restricted Stock Purchase Agreement (the “Agreement”) is made as of July 30, 2021 (the “Effective Date”), by and between Tivic Health Systems, Inc., a Delaware corporation (the “Company”), and Briana Benz (“Purchaser”) pursuant to and in accordance with the Company’s 2017 Equity Incentive Plan (the “Plan”). Capitalized terms not defined herein shall have the meanings given in the Plan.

1.            Sale of Stock. Subject to the terms and conditions of this Agreement, on the Purchase Date (as defined below) the Company will issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, 450,000 shares of the Company’s Common Stock (the “Shares”), at a price of $0.001 per share (the “Per Share Purchase Price”), for an aggregate purchase price of $450.00 (the “Purchase Price”), all of which shall be payable in cash. The term “Shares” refers to the purchased Shares and all securities received in replacement of or in connection with the Shares pursuant to stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Purchaser is entitled by reason of Purchaser’s ownership of the Shares.

2.            Issuance of Shares. The purchase and sale of the Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution of this Agreement by the parties or on such other date as the Company and Purchaser shall agree (the “Purchase Date”). On the Purchase Date, the Company shall, subject to the provisions of Section 3(c)(iv) hereof, deliver to Purchaser a certificate representing the Shares to be purchased by Purchaser (which shall be issued in Purchaser’s name) against payment of the Purchase Price therefor.

3.            Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, Purchaser shall not assign, encumber, hypothecate, pledge or otherwise dispose of any interest in the Shares except in compliance with the provisions of the Plan, this Agreement and applicable securities laws. In addition to the foregoing limitations on transfer, Purchaser shall not assign, encumber or dispose of any interest in the Shares while the Shares are subject to the Company’s Repurchase Option (as defined below). After any Shares have been released from such Repurchase Option, Purchaser shall not assign, encumber or dispose of any interest in the Shares except to the extent permitted by, and in compliance with, the Plan, applicable laws, and the provisions of this Agreement.

(a)            Repurchase Option. All of the Shares shall initially be Unvested Shares (as defined in Section 10 below), and shall only become Vested Shares in accordance with the provisions of Section 3(b) hereof. In the event of Purchaser’s Termination of Service with the Company for any reason (including as a result of Purchaser’s death), with or without cause, the Company, or its assignee(s), as determined by the Board of Directors of the Company (the “Board”), shall upon the date of such termination (the “Termination Date”), have an irrevocable, exclusive option to repurchase all or any portion of the Unvested Shares held by Purchaser as of the Termination Date at a per share price equal to the Repurchase Option Purchase Price (as defined in Section 10 below) (the “Repurchase Option”). Purchaser hereby acknowledges that the Company has no obligation, either now or in the future, to repurchase any of the Shares at any time.

(b)            Vesting of Shares. The Unvested Shares shall vest and become Vested Shares (as defined in Section 10 below) as follows:

(i)            Time-Based Vesting. The Unvested Shares shall vest and become Vested Shares in a series of forty-eight (48) substantially equal monthly installments (rounded downward to the nearest whole share) commencing on the Vesting Commencement Date (defined below), and on each monthly anniversary thereafter, provided that no Termination of Service shall have occurred prior to each such date, so that all of the Shares shall all be Vested Shares upon the fourth (4th) anniversary of the Vesting Commencement Date. For the purposes of this Agreement, the “Vesting Commencement Date” shall be August 1, 2021.

(ii)            Part-Time Employment and Leaves of Absence. If the Purchaser commences working on a part-time basis, or fails to commence working on a full-time basis after being so requested by the Company, then the Company may adjust the vesting schedule set forth in Subsection (b)(i) above in accordance with the Company’s part-time work policy, or the terms of an agreement between the Purchaser and the Company pertaining to his or her part-time schedule, or as otherwise determined by the Board in its reasonable discretion. If the Purchaser goes on a leave of absence, then the Company may adjust the vesting schedule set forth in Subsection (b)(i) above in accordance with the Company’s leave of absence policy or the terms of such leave. Except as provided in the preceding sentence, service shall be deemed to continue while the Purchaser is on a bona fide leave of absence, if (A) such leave was approved by the Company in writing; and (B) continued crediting of service is expressly required by the terms of such leave or by applicable law (as determined by the Company). Service shall be deemed to terminate when such leave ends, unless the Purchaser immediately returns to active work.

(iii)            Accelerated Vesting Upon Occurrence of Certain Circumstances.

(A)            Notwithstanding the foregoing, all of the Unvested Shares shall automatically vest and become Vested Shares upon Purchaser’s Involuntary Termination (as defined in Section 10 below) in connection with, or within twenty-four (24) months following, a Change in Control.

 (B)            In the event that the Company terminates Purchaser’s employment with the Company other than for Misconduct, at any time following the first annual anniversary of the closing of the IPO (as hereinafter defined) then, subject to the provisions hereof, the Repurchase Option shall lapse as to an additional 56,250 Unvested Shares (the “Accelerated Shares”) so that such Accelerated Shares shall be Vested Shares as of the Termination Date, in addition to any other Shares that are Vested Shares as of such Termination Date in accordance with the provisions of this Agreement. Notwithstanding the foregoing or anything herein contained to the contrary, in no event shall the Repurchase Option lapse as to the Accelerated Shares pursuant to this Section 3(b)(iii)(B) unless (x) Purchaser shall have executed and delivered to the Company a Release (as defined in the offer letter agreement, by and between the Company and Purchaser, dated as of July 29, 2021 (the “Offer Letter”)); and the Release shall have become effective and irrevocable by no later than the Release Deadline Date (as defined in the Offer Letter).

(c)            Exercise of Repurchase Option. The Repurchase Option may be exercised by the Company, or its assignee, by written notice (the “Repurchase Notice”), at any time within twelve (12) months following the Termination Date (the “Purchase Period”) to Purchaser or Purchaser’s executor and, at the Company’s option, by delivery to Purchaser or Purchaser’s executor of the Repurchase Notice and payment of the Repurchase Option Purchase Price as provided in Section 3(c)(i) hereof with respect to the payment and payment schedule for Shares being repurchased (the “Repurchased Shares”). Upon delivery of such Repurchase Notice and payment of the Repurchase Option Purchase Price, the Company, or its assignee(s), shall become the legal and beneficial owner of the Repurchased Shares and all rights and interest therein or related thereto, and the Company, or its assignee(s), as the case may be, shall have the right to transfer to its own name the number of Repurchased Shares being repurchased by the Company, or its assignee, without further action by Purchaser. Shares repurchased by the Company as herein contemplated shall resume the status of authorized but unissued shares of Common Stock of the Company.

(i)            Payment of the Repurchase Option Purchase Price. Payment of the Repurchase Option Purchase Price as set forth in the Repurchase Notice(s) shall be made, at the option of the Company and/or its assignees, as the case may be, by delivering to Purchaser (or Purchaser’s executor) within ninety (90) days following delivery of a Repurchase Notice, either (A) a cashier’s check for the full amount, or (B) ten percent (10%) of the Repurchase Option Purchase Price by cashier’s check and a promissory note (“Promissory Note”) for the balance of the Repurchase Option Purchase Price set forth in the respective Repurchase Notice, which such Promissory Note shall provide for equal monthly payments of the principal over a period to be agreed upon by the parties. In the event the parties cannot agree on the terms of such Promissory Note, the balance shall be paid over a five (5) year period commencing not later than sixty (60) days after the ten percent (10%) down payment has been paid in cash. Any obligor on a Promissory Note shall have the right to prepay at any time all or any portion of the entire unpaid principal and accrued interest on thirty (30) days’ written notice to Purchaser, or any holder in due course of the Promissory Note, as the case may be. The Promissory Note shall bear simple interest at the lower of (x) the fixed rate of four percent (4%) accruing from the date of purchase, or (y) the highest rate permitted under applicable law. The Promissory Note shall provide for the acceleration of the maturity of the unpaid principal and interest upon default in the payment of any installment of principal or interest, at the option of the holder of the Promissory Note.

(ii)            Assignment of Repurchase Right. The Board may freely assign the Company’s Repurchase Option, in whole or in part. Any person who accepts an assignment of the Repurchase Option from the Company shall assume all of the Company’s rights and obligations under Sections 3(a), (b) and (c).

(iii)            Change in Control. In the event of a Change in Control of the Company, the Repurchase Option shall be assigned by the Company to any successor of the Company (or the successor’s parent) in connection with such Change in Control, and shall continue to apply to any Unvested Shares. To the extent that the Repurchase Option remains in effect following such a Change in Control, it shall apply to the new capital stock or other property received in exchange for the Shares upon consummation of the Change in Control, but only to the extent the Shares are at the time covered by such right. Appropriate adjustments shall be made to the price per share payable upon exercise or deemed exercise of the Repurchase Option to reflect the effect of the Change in Control upon the Company’s capital structure; provided, however, that the aggregate Repurchase Option Purchase Price shall remain the same.

(iv)            Escrow. For purposes of facilitating the enforcement of the provisions of Section 3 hereof, Purchaser agrees, immediately upon receipt of the certificate(s) for the Shares subject to the Repurchase Option, to deliver such certificate(s), together with an Assignment Separate from Certificate in the form attached to this Agreement as Exhibit A executed by Purchaser and by Purchaser’s spouse (if required for transfer), in blank, to the Secretary of the Company, or the Secretary’s designee, to hold such certificate(s) and Assignment Separate from Certificate in escrow and to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms of this Agreement. Purchaser hereby acknowledges that the Secretary of the Company, or the Secretary’s designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Purchaser agrees that said escrow holder shall not be liable to any party hereof (or to any other party). The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Purchaser agrees that if the Secretary of the Company, or the Secretary’s designee, resigns as escrow holder for any or no reason, the Board shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement.

(d)            Right of First Refusal.

(i)            Transfer Notice. If at any time Purchaser proposes to transfer any Shares to one or more third parties pursuant to an understanding with such third parties, then Purchaser shall give the Company written notice of Purchaser’s intention to make the transfer (the “Transfer Notice”), which Transfer Notice shall include (A) a description of the Shares to be transferred (“Offered Shares”), (B) the identity of the prospective transferee(s) and (C) the consideration and the material terms and conditions upon which the proposed transfer is to be made. The Transfer Notice shall certify that Purchaser has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed transfer.

(ii)            Company’s Option. The Company shall have an option for a period of ninety (90) days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise this purchase option and purchase all (or a portion of) the Offered Shares by notifying Purchaser in writing before expiration of the 90-day period as to the number of Offered Shares the Company wishes to purchase. If the Company gives Purchaser notice of its intent to purchase the Offered Shares, then the Company shall make payment for the Offered Shares by check or wire transfer against delivery of the Offered Shares to be purchased at the time and place agreed upon by the parties, which shall be no later than one hundred twenty (120) days after the Company’s receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing date or unless the value of the purchase price has not yet been established pursuant to Section 3(d)(iii). If the Company fails to purchase all, or purchases less than all, of the Offered Shares by exercising the option set forth in this Section 3(d)(ii) within the period provided, Purchaser shall be entitled to sell the balance of the Offered Shares to the purchaser(s) named in the Transfer Notice at the price specified in the Transfer Notice or at a higher price and on the terms and conditions set forth in the Transfer Notice. Such sale or other transfer must be consummated within 60 days from the expiration of the 90-day period commencing on delivery of the Transfer Notice, and any proposed sale after such 60-day period may be made only by again complying with the procedures set forth in this Section 3(d).

(iii)            Valuation of Property. If the purchase price specified in the Transfer Notice is payable in property other than cash or evidence of indebtedness, the Company shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If Purchaser and the Company cannot agree on such cash value within thirty (30) days after the Company’s receipt of the Transfer Notice, the valuation shall be made by an appraiser of recognized standing selected by Purchaser and the Company or, if they cannot agree on an appraiser within forty-five (45) days after the Company’s receipt of the Transfer Notice, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by Purchaser and the Company. If the time for the closing of the Company’s purchase has expired but for the determination of the value of the purchase price offered by the prospective transferee(s), then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this Section 3(b)(iii). In the event that a party fails to appoint an appraiser within the time contemplated pursuant to this Section 3(b)(iii), the determination of the appraiser timely appointed by the Company or Purchaser, as the case may be, shall be determinative of the value of the property in question.

(iv)            Permitted Transfers. The provisions of Section 3(d) of this Agreement shall not apply to any transfer by Purchaser, with or without consideration, of any Shares (A) to the Immediate Family of Purchaser, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the benefit of such persons, or to a trust the benefit of Purchaser, or to a charitable remainder trust, (B) or in connection with any bona fide gift (collectively, the “Permitted Transferees”); provided that in each case, such Transferee or assignee, prior to the completion of the transfer, shall have executed written agreements to be bound by and comply with all applicable provisions of this Agreement. Such transferred Shares shall remain subject to the restrictions of this Agreement, and such Transferee or assignee shall be treated as a “Purchaser” for purposes of this Agreement. Notwithstanding the foregoing or anything herein to the contrary, Purchaser shall not transfer any Shares which are not Vested Shares or to any Person or Entity which, in the determination of the Company’s Board of Directors, directly or indirectly competes with the Company. Any such transfer shall be void ab initio.

(v)            Right of First Refusal in Bylaws. Notwithstanding anything in this Section 3 or elsewhere in this Agreement to the contrary, if at any time following the date hereof, the Company’s Bylaws contain provisions regarding the right of the Company to repurchase its securities from shareholders then, notwithstanding such provisions, the terms of this Agreement shall govern the rights of the Company and/or any other party to purchase Shares from Purchaser if and to the extent that there shall be a conflict between the provisions of this Agreement and the Company’s Bylaws.

(e)            Involuntary Transfer.

(i)            Forfeiture of Unvested Shares and Company’s Right to Purchase Vested Shares upon Involuntary Transfer. In the event, at any time after the date of this Agreement, of any transfer by operation of law or other involuntary transfer (including divorce or death, but excluding in the event of death a transfer to a Permitted Transferee) of all or a portion of the Vested or Unvested Shares by the record holder thereof, (i) all Unvested Shares shall automatically be immediately forfeited to the Company without consideration payable to Purchaser or any other action required by the Company, and (ii) the Company, or its assignee, as determined by the Board, shall have the right to purchase all of such Vested Shares transferred by Purchaser. Upon such a transfer, the person acquiring the Vested Shares shall promptly notify the Secretary of the Company of such transfer. The right to purchase such Vested Shares shall be provided to the Company for a period of thirty (30) days following receipt by the Company of written notice by the person acquiring the Vested Shares.

(ii)            Price for Involuntary Transfer. With respect to any Vested Shares to be transferred pursuant to Section 3(e)(i), the purchase price payable by the Company shall be the fair market value thereof as of or about the date upon which the Company (or its assignee) exercises its rights to purchase such transferred Shares, as determined by the Board in the exercise of its good faith judgment, and payment therefor shall be made by the Company to the Transferee over sixty (60) months pursuant to and in accordance with the provisions of Section 3(c)(i)(B) above.

(iii)            Assignment. The Board may assign the Company’s right to purchase any part of the Vested Shares pursuant to Section 3(e) in whole or in part to any shareholder or shareholders of the Company or other persons or organizations.

(f)            Restrictions Binding on Transferees. All Transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

(g)            Termination of Rights. The Right of First Refusal and the Company’s right to repurchase the Shares in the event of an involuntary transfer pursuant to Section 3(e) shall terminate upon the first sale of the Common Stock, or other securities of the Company to the general public pursuant to an effective Registration Statement.

(h)            Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, including the Company’s initial public offering (the “IPO”), the Purchaser or a Transferee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares without the prior written consent of the Company or its managing underwriter. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriter. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section 3(h). This Section 3(h) shall not apply to Shares registered in the public offering under the Securities Act.

(i)            Adjustments to Stock. If, from time to time, during the term of the Repurchase Option there is any change affecting the Company’s outstanding Common Stock as a class that is effected without the receipt of consideration by the Company (through merger, consolidation, reorganization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, change in corporation structure or other transaction not involving the receipt of consideration by the Company), then any and all new, substituted or additional securities or other property to which Purchaser is entitled by reason of Purchaser’s ownership of Shares shall be immediately subject to the Repurchase Option and be included in the word “Shares” for all purposes of the Repurchase Option with the same force and effect as the shares of the Shares presently subject to the Repurchase Option, but only to the extent the Shares are, at the time, covered by such Repurchase Option. While the total Option Price shall remain the same after each such event, the Option Price per share of Shares upon exercise or deemed exercise of the Repurchase Option shall be appropriately adjusted.

4.            Parachute Payments.

(a)            If any payment or benefit Purchaser would receive pursuant to a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Purchaser’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Purchaser elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Purchaser’s stock awards unless Purchaser elects in writing a different order for cancellation.

(b)            The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c)            The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Purchaser within 15 calendar days after the date on which Purchaser’s right to a Payment is triggered (if requested at that time by the Company or Purchaser) or such other time as requested by the Company or Purchaser. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Purchaser with an opinion reasonably acceptable to Purchaser that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Purchaser.

5.            Investment Representations. As an inducement to the Company to issue the Shares to Purchaser, and in order to establish the suitability for Purchaser of such an investment, Purchaser hereby makes the following representations and warranties, and authorizes the Company to rely upon the same:

(a)            Investment Intent. Purchaser is aware of and familiar with the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach a knowledgeable and informed decision to acquire the Shares. Purchaser is acquiring the Shares for investment for his or her own account, not for resale, without any intention of or view toward or for participating, directly or indirectly, in a distribution of the Shares or any portion thereof.

(b)            Representatives. Purchaser has consulted with such professional advisors (the “Representatives”), if any, as Purchaser has seen fit in connection with this proposed investment.

(c)            Experience. Purchaser and his or her Representatives, if any, have such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of his or her receipt of the Shares.

(d)            Risks. Purchaser understands that an investment in the Company is speculative, that any possible profits therefrom are uncertain, and that she must bear the economic risks of the investment in the Company for an indefinite period of time. Purchaser is able to bear these economic risks and to hold the Shares for an indefinite period.

(e)            Information. Purchaser and his or her Representatives, if any, have received all information and data with respect to the Company which Purchaser or his or her Representatives have requested and have deemed relevant in connection with an evaluation of the merits and risks of this investment in the Company, and do not desire any further information or data with respect to the Company prior to the purchase of the Shares.

(f)            Securities Laws. Purchaser understands that (i) the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, that the Shares must be held by Purchaser indefinitely, and that Purchaser must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Purchaser further understands that the Shares have not been registered under the “blue sky” laws of any state, including that the shares have not been qualified or a permit obtained for issuance of securities from the California Department of Corporations or any other agency of the State of California or any other state.

(g)            Transfers. Purchaser understands that the Shares may have to be held indefinitely unless they are subsequently registered under the Securities Act and qualified or registered under other applicable securities laws, rules and regulations, which is highly unlikely, or unless an exemption from such qualification or registration is available.

(h)            Legends. Purchaser understand and agrees that (i) the legends set forth in Section 6 will be placed on the certificate(s) evidencing the Shares and on certificate(s) issued to Transferees; (ii) the stock records of the Company will be noted with respect to such restrictions; (iii) the Company will not be under any obligation to register the Shares or to comply with any exemption available for sale of the Shares without registration; and (iv) the information or conditions necessary to permit routine sales of securities of the Company under Rule 144 of the Securities Act are not now available and it is not likely that they will become available.

(i)            Further Limitations on Disposition. Subject to the transfer restrictions set forth in this Agreement, without in any way limiting Purchaser’s representations set forth above, Purchaser further agrees that Purchaser shall in no event make any disposition of all or any portion of the Shares unless and until: (A)  There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said Registration Statement; or, (B) (1) Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, (2) Purchaser shall have furnished the Company with an opinion of Purchaser’s counsel to the effect that such disposition will not require registration of such shares under the Securities Act, and (3) such opinion of Purchaser’s counsel shall have been reasonably concurred in by counsel for the Company and the Company shall have advised Purchaser of such concurrence.

(j)            No Tax Advice; Valuation of Shares. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. In furtherance and not in limitation of the foregoing, the Purchaser acknowledges and agrees that the Board of Directors of the Company has determined that the fair market value of the Company’s Common Stock is $0.001 per share, and that the Company believes this valuation represents a fair attempt at reaching an accurate appraisal of their worth. Purchaser understands, however, that the Company can give no assurances that $0.001 is in fact the fair market value per share of the Shares and that it is possible that the Internal Revenue Service could successfully assert that the value of the Shares on the date of purchase is greater than so determined. Purchaser represents that Purchaser has consulted any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company or the Company’s counsel for any tax advice.

6.            Restrictive Legends and Stop-Transfer Orders.

(a)            Legends. The certificate or certificates representing the Shares shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

(i)            “THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS TO THE COMPANY CERTAIN RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SHARES AND CERTAIN REPURCHASE RIGHTS UPON TERMINATION OF SERVICE WITH THE COMPANY. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

(ii)            “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(iii)            Any legend required to be placed thereon by the state law requirements of any state in the United States.

(b)            Stop-Transfer Notices. Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)            Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any Purchaser or other Transferee to whom such Shares shall have been so transferred.

(d)            Removal of Legend. When all of the following events have occurred, the Shares then held by Purchaser will no longer be subject to the legend referred to in Section 6(a)(i): (i) the termination of the Right of First Refusal; (ii) the termination of the Repurchase Option, and (iii) the expiration or termination of the market standoff provisions of Section 3(h) (and of any agreement entered pursuant to Section 3(h)). After such time, and upon Purchaser’s request, a new certificate or certificates representing the Shares not repurchased shall be issued without the legend referred to in Section 6(a)(i), and delivered to Purchaser.

7.            No Employment Rights. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or subsidiary of the Company, to terminate Purchaser’s employment or consulting relationship, for any reason, with or without cause.

8.            Rights as Shareholder. With respect to the Shares, (i) Purchaser shall have the same rights as a holder of shares of the Company’s Common Stock, and (ii) Purchaser shall be entitled to the same dividends paid or declared on the Company’s Common Stock; provided, however, that such dividend rights shall apply on Shares that are then Vested Shares as of the date upon which such dividends are declared, unless otherwise prohibited by applicable law. Upon an exercise of the Repurchase Option or the Right of First Refusal, Purchaser shall have no further rights as a holder of the Shares, except the right to receive payment for the Shares in accordance with the provisions of this Agreement, and Purchaser shall promptly surrender the stock certificate(s) evidencing the Shares so purchased to the Company for transfer or cancellation. In furtherance of, and not in limitation of the foregoing, if the Repurchase Option or Right of First Refusal is exercised in accordance with Section 3 and the Company makes available the consideration for the Shares in respect thereof, then the person from whom such Shares are purchased shall no longer have any rights as a holder of the Shares (other than the right to receive payment of such consideration). Such Shares shall be deemed to have been purchased pursuant to Section 3, whether or not the certificate(s) for such Shares have been delivered to the Company or the consideration for such Shares has been accepted.

9.            Section 83(b) Election. Purchaser understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Shares (if any) and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” means the right of the Company to buy back the Shares pursuant to the Repurchase Option set forth in Section 3 of this Agreement. Purchaser understands that Purchaser may elect to be taxed at the time the Shares are acquired, rather than when and as the Repurchase Option expires, by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within thirty (30) days from the date of transfer. Purchaser understands that failure to file such an election in a timely manner may result in adverse tax consequences for Purchaser. Purchaser further understands that an additional copy of such election form should be filed with his or her federal income tax return for the calendar year in which the date of this Agreement falls. Purchaser acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Shares hereunder, and does not purport to be complete. Purchaser further acknowledges that the Company has directed Purchaser to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Purchaser may reside, and the tax consequences of Purchaser’s death.

Purchaser further agrees that Purchaser will execute, file and submit to the Company a copy of the 83(b) Election, attached hereto as Exhibit B.

PURCHASER UNDERSTANDS THAT SHE MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF HIS OR HER ACQUISITION OR DISPOSITION OF THE SHARES. PURCHASER REPRESENTS THAT SHE HAS CONSULTED WITH ANY TAX ADVISER SHE DEEMS ADVISABLE IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND THAT PURCHASER IS NOT RELYING ON THE COMPANY OR COMPANY COUNSEL FOR ANY TAX ADVICE. PURCHASER HEREBY ASSUMES ALL RESPONSIBILITY FOR FILING SUCH ELECTION AND PAYING ANY TAXES RESULTING FROM SUCH ELECTION OR FROM FAILURE TO FILE THE ELECTION AND PAYING TAXES RESULTING FROM THE LAPSE OF THE REPURCHASE RESTRICTIONS ON THE UNVESTED SHARES.

10.            Miscellaneous.

(a)            Definitions. The following defined terms shall have the meaning as set forth below:

(i)            “Change in Control” shall have the meaning set forth in the Plan; provided, however, that notwithstanding the foregoing or anything herein contained to the contrary, from and after the date of the consummation of the first sale of the Company’s securities to the public pursuant to an effective registration statement, “Change in Control” shall have the meaning as set forth in the Company’s equity incentive or similar plan adopted in connection therewith, as may be amended from time to time.

(ii)            “Good Reason” means the occurrence of one or more of the following (through a single action or series of actions) without Purchaser’s written consent: (A) the assignment to Purchaser of any authority, duties or responsibilities or the reduction of Purchaser’s authority, duties or responsibilities, either of which results in a material diminution in Purchaser’s authority, duties or responsibilities at the Company, unless Purchaser is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority and status); (B) a material reduction by the Company in Purchaser’s base salary, other than a one-time reduction of 20% or less that is applicable to substantially all other similarly-situated executives; or (C) a non-temporary relocation of Purchaser’s principal work location office to a location that increases Purchaser’s one way commute from Purchaser’s principal residence by more than 50 miles.

An event or action will not constitute Good Reason unless (1) Purchaser gives the Company written notice within 60 days after Purchaser knows or should know of the initial existence of such event or action, (2) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than 30 days of receiving such written notice from Purchaser, and (3) Purchaser terminates employment within 60 days following the end of the cure period.

(iii)            “Governmental Body” means any commission, court, tribunal, magistrate, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

(iv)            “Involuntary Termination” shall mean a Termination of Service by reason of:

(1)            Purchaser’s involuntary dismissal or discharge by the Company, or by the acquiring or successor entity (or parent or any subsidiary thereof employing the Purchaser) for reasons other than Misconduct (as defined below), or

(2)            Purchaser’s voluntary resignation for Good Reason.

(v)            “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.

(vi)            “Misconduct” means the occurrence of any of the following: (A) Purchaser’s conviction for, or plea of no contest to, a felony or a crime involving moral turpitude; (B) Purchaser’s commission of an act of personal dishonesty that is intended to result in Purchaser’s personal enrichment (excluding inadvertent acts that are promptly cured following notice); (C) a continued material failure or failures by Purchaser to perform Purchaser’s lawful and reasonable duties of employment (including, but not limited to, compliance with material written policies of the Company and material written agreements with the Company) (but only after the Company has delivered a written demand for performance to Purchaser that describes the basis for the Company’s belief that Purchaser has committed material violations and Purchaser has not cured within a period of 15 days following notice); (D) Purchaser’s willful failure (other than due to physical incapacity) to reasonably cooperate with any audit or investigation by a governmental authority or the Company of the Company’s business or financial conditions or practices that continues after written notice from the Board and at least fifteen (15) days to cure; (E) it is determined that Purchaser has conducted herself in an unprofessional, unethical, illegal or fraudulent manner, or have acted in a manner detrimental to the reputation, character or standing of the Company, or to the financial condition of the Company, including, but not limited to theft or misappropriation of Company’s assets, engaging in unlawful discriminatory or harassing conduct, working while under the influence of alcohol or illegal drugs, or the filing of false expense or related reports; (G) a material breach of any of Purchaser’s fiduciary duties to the Company; (H) any willful, material violation by Purchaser of any law or regulation applicable to the business of the Company; or (I) a material breach of any of the covenants, representations and warranties contained herein or in any other agreement with the Company.

(vii)            “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(viii)            “Person” means any individual or entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so requires.

(ix)            “Repurchase Option Purchase Price” means a per share price equal to the Per Share Purchase Price, for the Shares that are Unvested Shares as of such Termination Date (as shall be adjusted for any stock splits, stock dividends and the like).

(x)            “Right of First Refusal” shall mean the Company’s right of first refusal described in Section 3(d).

(xi)            “Transferee” means any person to whom Purchaser has directly or indirectly transferred any Shares.

(xii)            “Unvested Shares” shall mean any Shares which have not become Vested Shares.

(xiii)            “Vested Shares” shall mean the Shares that after the date of this Agreement become Vested Shares, whether through the passage of time or as a result of the occurrence of the circumstances described in Section 3(b)(ii), as applicable.

(b)            Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(c)            Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Exhibits hereto (and the Offer Letter, solely for the purposes of Section 3(b)(iii)(B) hereof) sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(d)            Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties agree that the Governmental Body, arbitrator, or mediator making such determination shall have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

(e)            Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(f)            Notices. All notices, consents, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally; (ii) two (2) days following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee; (iii) five (5) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid; and (iv) by electronic (email) transmission or facsimile, provided, however, that such email or facsimile is followed by delivery thereof in any of the manners set forth on clauses (i) through (iii) hereof, in each case, addressed as set forth below or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto:

if to the Company, to:

Tivic Health Systems, Inc.
750 Menlo Ave. Suite 200
Menlo Park, California 94025
Attn: Chief Executive Officer
Email Address:

if to Purchaser, to:

Briana Benz

Facsimile No.:
Email Address:

(g)            Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

(h)            Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all such counterparts together will constitute one and the same instrument.

(i)            Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:	Tivic Health Systems, Inc.

By:	/s/ Jennifer Ernst
Name: Jennifer Ernst
Title: Chief Executive Officer

PURCHASER:	/s/ Briana Benz
Briana Benz

Social Security Number:

EXHIBIT A

Assignment Separate From Certificate

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Purchase Agreement between the undersigned (“Purchaser”) and Tivic Health Systems, Inc., a Delaware corporation (“Company”), dated July 30, 2021 (the “Agreement”), Purchaser hereby sells, assigns and transfers unto the Company _________________________________ (________) shares of the Common Stock of the Company standing in Purchaser’s name on the Company’s books and represented by Certificate No. _____, and does hereby irrevocably constitute and appoint ______________________ to transfer said stock on the books of the Company with full power of substitution in the premises. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND THE EXHIBITS THERETO.

Dated:

Signature:

Briana Benz

Instruction: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its repurchase option set forth in the Agreement without requiring additional signatures on the part of Purchaser.

EXHIBIT B

Section 83(b) Election Form and Instructions

THE ATTACHED FORM IS BEING PROVIDED TO YOU, THE PURCHASER, SOLELY FOR YOUR CONVENIENCE. THE COMPANY MAKES NO REPRESENTATION OR WARRANTY AS TO ITS ADEQUACY OR APPROPRIATENESS. ANY DECISION BY YOU TO FILE AN ELECTION PURSUANT TO SECTION 83(b) MUST BE MADE SOLELY IN RELIANCE ON THE ADVICE OF YOUR PERSONAL TAX ADVISOR(S) AND NOT ON ANY STATEMENT OR REPRESENTATION BY THE COMPANY OR ITS AGENTS.

Instructions For Filing Elections

Attached is a form of election under Section 83(b) of the Internal Revenue Code. If you wish to make the election, you should complete, sign and date the election and then proceed as follows:

A.            Make 4 copies of the completed election.

B.            Mail the signed original election, and one copy of such election, to the IRS Service Center where you file your federal income tax and include a return, self-addressed, stamped envelope with the election (the IRS will send you a stamped copy, which is your only proof that a filing has been made). This should be mailed via certified mail, return receipt requested. This election should be sent immediately, as you have only 30 days from the date of purchase to make the election; no waivers, late filings or extensions are permitted. For your convenience, a form of cover letter to the IRS is attached hereto.

C.            Deliver one copy of the completed election to the Company’s chief executive officer for the Company’s files.

D.            Attach one copy of the election to your IRS Personal Income Tax Return (Form 1040) when you file it next year.

E.            Attach one copy of the election to your California income tax return (Form 540) when you file it next year (assuming you file a California income tax return).

F.            Retain one copy of the election for your personal permanent records.

A separate Section 83(b) election is not required to be filed in California if you file a federal Section 83(b) election.

It is your responsibility, not the Company’s, to make sure that the election is properly mailed to the taxing authorities and attached to your tax return filed next year.

Within 30 days after the date of purchase, this election must be filed with the Internal Revenue Service Center where the Purchaser files his or her federal income tax returns. The filing should be made by registered or certified mail, return receipt requested. The Purchaser must (a) file a copy of the completed form with his or her federal tax return for the current tax year and (b) deliver an additional copy to the Company.

Section 83(b) Election

This statement is made under Section 83(b) of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulations Section 1.83-2.

(1)	The taxpayer who performed the services is:

Name:	Briana Benz

Address:	__________
__________

Social Security No.: _________________________

(2)	The property with respect to which the election is made is 450,000 shares of Common Stock of Tivic Health Systems, Inc., a Delaware corporation.

(3)	The property was transferred on July __, 2021.

(4)	The taxable year for which the election is made is the calendar year 2021.

(5)	The property is subject to lapsing forfeiture restrictions pursuant to which the property may be forfeited back to the issuer without payment of consideration if for any reason taxpayer’s service with the issuer is terminated.

(6)	The fair market value of such property at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $0.36 per share of Common Stock.

(7)	The amount paid for such property is $0.001 per share of Common Stock.

(8)	A copy of this statement was furnished to Tivic Health Systems, Inc.

(9)            This statement is executed on _____________, 2021.

_________________________________

Briana Benz

Within 30 days after the date of purchase, this election must be filed with the Internal Revenue Service Center where the Purchaser files his or her federal income tax returns. The filing should be made by registered or certified mail, return receipt requested. The Purchaser must (a) file a copy of the completed form with his or her federal tax return for the current tax year and (b) deliver an additional copy to the Company.